This statement confirms that the undersigned individual, John Sculley, has authorized and designated Walter Leach and Lawrence Winkler to execute and file on his behalf all Forms 3, 4 and 5 (including any amendments thereto) that he may be required to file with the U.S. Securities and Exchange Commission as a result of his ownership of or transactions in securities of InPhonic, Inc.  The authority of Walter Leach and Lawrence Winkler under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of InPhonic, Inc., unless revoked in writing.  The undersigned individual acknowledges that Walter Leach and Lawrence Winkler are not assuming any of his responsibility to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  November 10, 2004    /s/ John Sculley

     John Sculley

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